Exhibit 10.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is dated as of April 19, 2012, among REALD INC., a Delaware corporation (“Borrower”), STEREOGRAPHICS CORPORATION, a California corporation (“Stereographics”), COLORLINK INC., a Delaware corporation (“ColorLink”), and those additional entities that hereafter become parties hereto (together with Borrower, Stereographics, and ColorLink, each, a “Debtor” and collectively, the “Debtors”) and CITY NATIONAL BANK, as administrative agent for the Secured Parties (as defined below) (in such capacity, and together with any successor administrative agent hereunder, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to a certain Credit Agreement dated of even date herewith among Borrower, Administrative Agent, City National Bank, as letter of credit issuer (in its capacity as such, and together with any successor letter of credit issuer hereunder, the “L/C Issuer”), and the lenders party thereto from time to time (the “Lenders”) (the Lenders, Administrative Agent, the L/C Issuer and certain other Persons parties to Related Swap Contracts as more particularly described in Section 16 hereof, collectively referred to as the “Secured Parties”) (as the same may be amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), Lenders and the L/C Issuer have agreed, subject to the satisfaction of certain conditions precedent, to make Loans and other financial accommodations available to Borrower;

WHEREAS, to induce Lenders and the L/C Issuer to execute and deliver the Credit Agreement and to perform the transactions contemplated thereby, each of Stereographics and ColorLink has guaranteed the obligations of Borrower arising under the Credit Agreement; and

WHEREAS, it is a condition precedent to the availability of Loans and other financial accommodations under the Credit Agreement that the Debtors shall have granted the security interests contemplated by this Agreement to Administrative Agent in order to secure the payment and performance of all obligations of the Debtors to the Secured Parties, or any of them, under this Agreement, the Credit Agreement, and every other Loan Document and any extensions, renewals or amendments thereto, however created, acquired, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including any Related Swap Contracts, as such term is defined in the Credit Agreement together with all other now existing or hereafter arising Obligations, as such term is defined in the Credit Agreement (all of the foregoing obligations being hereinafter collectively referred to as the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Lenders and the L/C Issuer to make the Loans and other financial accommodations available to Borrower under the Credit Agreement, each of the Debtors hereby agrees with Administrative Agent, for the benefit of the Secured Parties, respectively, as follows:

SECTION 1.           Definitions.

1.1       The following terms, as used herein, have the meanings set forth below:

“Agreement” means this Security Agreement, as the same may be amended, restated, modified or supplemented and in effect from time to time in accordance with the terms hereof.

“Collateral” has the meaning assigned to that term in Section 2

“Copyright Security Agreement” means, if any, each Copyright Security Agreement executed and delivered by a Debtor to Administrative Agent, as the same may be amended and in effect from time to time.

“Copyrights” means any copyrights, copyright registrations and copyright applications, and all renewals, extensions and continuations of any of the foregoing.

“Deposit Account Control Agreement” has the meaning assigned to that term in Section 4.11.

“Discharge of All Obligations” means (i) the termination or expiration of all commitments to extend credit that would constitute Obligations, (ii) the payment in full in cash and performance of all Obligations (other than (a) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (b) obligations under Bank Products Agreements and Related Swap Contracts as to which arrangements satisfactory to the applicable Lender or Affiliate of a Lender have been made), and (iii) the expiration or termination of all Letters of Credit (other than L/C Obligations that have been Cash Collateralized pursuant to the Credit Agreement).

“Encumbered Equipment” has the meaning assigned to that term in Section 2.

“Excluded Account” means any Deposit Account (i) maintained solely for payroll, tax, zero balance disbursement, pension, employee benefits or other trust purposes, and (ii) accounts with an ending daily balance, in the aggregate for all such accounts at any time, of less than $100,000.

“Federal Registration Collateral” means Collateral with respect to which Liens may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

“Intellectual Property” means, collectively, all Copyrights, Patents and Trademarks.

“Patent Security Agreement” means, if any, each Patent Security Agreement executed and delivered by a Debtor to Administrative Agent, as the same may be amended and in effect from time to time.

“Patents” means any patents and patent applications and all renewals, extensions and continuations of any of the foregoing.

“Security Interests” means the security interests granted or provided for pursuant to Section 2 hereof and pursuant to any Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, as well as all other security interests in the assets of the Debtors created, assigned or provided as additional security for the Obligations pursuant to the provisions of this Agreement or any of the other Loan Documents.

“Trademark Security Agreement” means, if any, each Trademark Security Agreement executed and delivered by a Debtor to Administrative Agent, as the same may be amended and in effect from time to time.

“Trademarks” means any trademarks, trademark registrations, and trademark applications, all renewals, extensions and continuations of any of the foregoing and all goodwill attributable to any of the foregoing.

“UCC” means the Uniform Commercial Code of the State of California or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

1.2           Other Definition Provisions.  Except as provided by the immediately following sentence, capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided for in the Credit Agreement.  All capitalized terms defined in the UCC and not otherwise defined herein shall have the respective meanings provided for by the UCC.  The rules of construction set forth in Article I of the Credit Agreement shall, to the extent not inconsistent with the terms of this Agreement, apply to this Agreement and are hereby incorporated by reference.

SECTION 2.           Grant of Security Interests.

To secure the payment and performance of the Obligations, each Debtor hereby grants to Administrative Agent, for its benefit and the benefit of the Secured Parties, a lien on, security interest in and right of set-off against any and all right, title and interest in and to any of such Debtor’s Collateral.  As used herein, the term “Collateral” shall mean all of the below listed property and interests in property of each Debtor, whether now owned or existing or hereafter created, acquired or arising, including all of the following properties and interests in properties of each Debtor, whether now owned or hereafter created, acquired or arising:

(a)           Accounts;

(b)           Chattel Paper;

(c)           Commercial Tort Claims, including without limitation those Commercial Tort Claims in which the Debtor has any interest specified on Schedule 3.9;

(d)           Deposit Accounts, all cash, and other property deposited therein or otherwise credited thereto from time to time and other monies and property in the possession or under the control of Administrative Agent or any other Secured Party or any affiliate, representative, agent or correspondent of Administrative Agent or any other Secured Party;

(e)           Documents;

(f)            General Intangibles, including without limitation any and all Intellectual Property;

(g)           Goods, including without limitation any and all Inventory, any and all Equipment and any and all Fixtures;

(h)           Instruments;

(i)            Investment Property;

(j)            Letter-of-Credit Rights;

(k)           Supporting Obligations;

(l)            Any and all other personal property and interests in property whether or not subject to the UCC;

(m)          Any and all books and records, in whatever form or medium, that at any time evidence or contain information relating to any of the foregoing properties or interests in properties or are otherwise necessary or helpful in the collection thereof or realization thereon;

(n)           All Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

(o)           All Proceeds and products of the foregoing, and all insurance pertaining to the foregoing and proceeds thereof.

Notwithstanding the foregoing provisions of this Section 2, the pledge and grant of a lien and security interest as provided herein and in the definition of “Collateral” shall not extend to: (i) voting equity interests of any CFC, solely to the extent that such equity interests represent more than 65% of the outstanding voting equity interests of such CFC; (ii) any asset now owned or hereafter acquired by any Debtor that is subject to a purchase money Lien or a capital lease permitted under the Credit Agreement (“Encumbered Property”), Contract, General Intangibles, Instrument, License or Chattel Paper in which any Debtor has any right, title or interest if and to the extent such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper is subject to a contractual provision or other restriction (including under applicable law) such that the creation of a lien and security interest in the right, title or interest of such Debtor therein would (A) be prohibited and would cause or result in a breach, termination or default thereunder enabling another Person party to such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper to enforce any remedy with respect thereto, or (B) result in the abandonment, invalidation or unenforceability of any rights, title or interest of such Debtor in such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper; provided that the foregoing exclusions shall not apply if (x) such restriction has been waived or such other Person has otherwise consented to the creation hereunder of a lien or security interest in such Encumbered Property, Contract, General Intangibles, Instrument, License, Chattel Paper or (y) such restriction would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such restriction, such Debtor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper, as if such provision had never been in effect; and provided further that the foregoing exclusions shall in no way be construed so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interest in and to all rights, title and interests of such Debtor in or to any payment obligations or other rights to receive monies due or to become due under any such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper and in any such monies and other proceeds of such Encumbered Property, Contract, General Intangibles, Instrument, License or Chattel Paper; or (iii) any “intent-to-use” application for registration of a Trademark prior to the filing of a “Statement of Use” pursuant to applicable law or an “Amendment to Allege Use” pursuant to applicable law with respect thereto, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such “intent-to-use” application or would result in the loss by a Debtor of any rights in any such Trademark under applicable law.

Each Debtor represents and warrants that, as of the Closing Date, it has no properties material to its business (other than the voting equity interests described in clause (i) of the immediately preceding paragraph, to the extent such interests are material to its business) that are excluded from the term “Collateral” as a result of the operation of this paragraph.  Each of the Debtors covenants and agrees that it will use commercially reasonable efforts to not subject any properties material to its business to any contractual provision or other restriction on assignment which would result in the exclusion of assets from the defined term “Collateral”.

SECTION 3.           Representations and Warranties.

Each Debtor represents and warrants to Administrative Agent and to each other Secured Party as follows:

3.1           Binding Obligation; Perfection.  This Agreement constitutes a valid and binding obligation of such Debtor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.  In the case of the certificated Pledged Securities (as defined in the Pledge Agreement), when stock certificates representing such Pledged Securities are delivered to the Administrative Agent and in the case of the other Collateral, when financing statements and other filings specified on Schedule 3.1 in appropriate form are filed in the appropriate filing offices specified on Schedule 3.1 and other actions described on Schedule 3.1 are taken, Administrative Agent will have a valid and perfected first priority Lien on the Collateral (except for Permitted Liens), securing the payment of the Obligations, and such Security Interests are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected security interests.

3.2           Organizational Information.  Schedule 5.22 to the Credit Agreement sets forth (i) the full, correct and current name of such Debtor, as its appears in such Debtor’s organizational documents, (ii) such Debtor’s type of organization, (iii) such Debtor’s jurisdiction of organization and (iv) such Debtor’s organizational identification number (except where such Debtor’s jurisdiction of organization does not assign organizational numbers).

3.3           Collateral Locations.  Schedule 3.3 (i) sets forth as of the Closing Date all addresses at which any Collateral with an aggregate value in excess of $2,000,000 (except for Collateral which is (x) in transit in the ordinary course of business or (y) is in the possession of customers in the ordinary course of such Debtor’s business) is located, indicating for each whether such location is owned or leased by such Debtor, or owned or operated by a third-party such as a warehouseman, consignee or processor, and (ii) indicates which of the foregoing addresses serves as such Debtor’s chief executive office.

3.4           Existing Liens.  Except for Permitted Liens, such Debtor owns the Collateral, and will own all after-acquired Collateral, free and clear of any Lien.  No effective financing statement or other form of lien notice covering all or any part of the Collateral is on file in any recording office, except for those (i) in favor of Administrative Agent or (ii) filed in connection with Permitted Liens.

3.5           Governmental Authorizations; Consents; Federal Registration Collateral.  No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for (i) the grant by such Debtor of the Security Interests granted hereby or for the execution, delivery or performance of this Agreement by such Debtor; or (ii) the exercise by Administrative Agent of its rights and remedies hereunder (except as may have been accomplished by or at the direction of such Debtor or Administrative Agent and except as may be required in connection with the disposition of Investment Property by laws affecting the offering and sales of securities generally).  Except as set forth on Schedule 3.5, as of the Closing Date, none of the Collateral is Federal Registration Collateral.  Except for (a) the filing of UCC financing statements with the Secretary of State of such Debtor’s jurisdiction of organization, (b) the filing of any necessary registrations, recordations or notices, as applicable, in respect of any Federal Registration Collateral and Intellectual Property registered outside of the United States, (c) execution and delivery of Deposit Account Control Agreements in respect of Deposit Accounts, (d) the registration of Administrative Agent’s Lien upon any certificate of title pertaining to motor vehicles, (e) the execution and delivery of an amendment and/or supplement hereto with respect to any hereafter arising Commercial Tort Claim, and (f) the delivery of any letter of credit to Administrative Agent with respect to any Letter-of-Credit Rights of the Debtors, no authorization, approval or other action by (other than any authorizations, approvals or actions which have already been received or taken, as applicable, as of the date hereof), and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for the perfection of the Security Interests granted hereby and pursuant to any other Loan Documents.

3.6           Accounts.  Each existing Account of such Debtor constitutes, and each hereafter arising Account of such Debtor will constitute, the legally valid and binding obligation of the applicable Account Debtor, subject to limitations imposed by bankruptcy, insolvency or similar laws relating to the enforcement of creditors’ rights generally and by equitable principles. None of the Accounts of such Debtor is evidenced by a promissory note or other Instrument in an amount greater than $500,000 other than a check, which has not been delivered to Administrative Agent.

3.7           Inventory.  All Inventory of such Debtor offered for sale is, and will be, of good and merchantable quality, free from any material defects which could pose bodily harm to any person.  Such Inventory is not subject to any licensing, patent, trademark, trade name or copyright agreement with any Person that materially restricts such Debtor’s or Administrative Agent’s ability to manufacture and/or sell the Inventory.  Such Debtor does not sell any Inventory to any customer on approval or on any other basis that entitles the customer to return, or which may obligate such Debtor to repurchase, such Inventory, except for customer returns in the ordinary course of business.  None of such Debtor’s Inventory has been or will be produced in violation of any provision of the Fair Labor Standards Act of 1938, or in violation of any other applicable law, except in each case for violations which could not reasonably be expected to have a Material Adverse Effect.

3.8           Intellectual Property.  As of the Closing Date, the Trademarks, Copyrights and Patents, if any, listed on the schedules to the Trademark Security Agreement, Copyright Security Agreement and Patent Security Agreement, as applicable, include all of the material federally registered Intellectual Property owned by such Debtor.  All material Intellectual Property owned by such Debtor is valid, subsisting and enforceable in all material respects and all filings necessary to maintain the effectiveness of such registrations have been made.  Except as set forth in Schedule 5.18 of the Credit Agreement, on the Closing Date, such Debtor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to all material Intellectual Property purported to be owned by such Debtor, free and clear of any Liens (except Permitted Liens).  As of the Closing Date, such Debtor has no notice of any suits or actions commenced or threatened with reference to any material Intellectual Property.  The execution, delivery and performance of this Agreement by such Debtor will not violate or cause a material default under any material Intellectual Property or any agreement in connection therewith.

3.9           Certain Collateral Disclosures.  Except in each case as set forth on Schedule 3.9, as of the Closing Date, such Debtor has no ownership interest in any Chattel Paper, Letter-of-Credit Rights, Commercial Tort Claims, Documents, or Equipment covered by any certificate of title, in each case with a value in excess of $500,000.

3.10         Control Arrangements.  Except for Control arising by operation of law in favor of banks and securities intermediaries having custody over Deposit Accounts and Securities Accounts set forth on Schedule 3.10, no Person has Control of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights owned by such Debtor.

3.11         Survival of Representations and Warranties.  All representations and warranties of such Debtor contained in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 4.           Covenants and Further Assurances.

4.1           Name or Entity Changes.  No Debtor shall change its type of organization or jurisdiction of organization or, unless such Debtor has given Administrative Agent not less than thirty (30) days prior written notice thereof, its name.

4.2           Accounts.  Except as otherwise provided in this Section 4.2, each Debtor shall continue to collect, at its own expense, all amounts due or to become due to such Debtor with respect to Accounts of such Debtor and apply such amounts as are so collected to the outstanding balances thereof.  In connection with such collections, each Debtor may take (and, at Administrative Agent’s direction during the continuance of any Event of Default, shall take) such commercially reasonable action as such Debtor or Administrative Agent may deem necessary or reasonably advisable to enforce collection of the Accounts of such Debtor.  Administrative Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default under the Credit Agreement, to:  (i) notify the Account Debtor under any Accounts of such Debtor (or any other Person obligated thereon) of the Lien granted upon such Accounts in favor of Administrative Agent and to direct such Account Debtors and other Persons to make payment of all amounts due or to become due or otherwise render performance directly to Administrative Agent; (ii) exercise the rights of any Debtor with respect to the obligation of the Account Debtor to make payment or otherwise render performance to such Debtor and with respect to any property that secures the obligations of such Account Debtor or any other Person obligated on the Collateral; and (iii) adjust, settle or compromise the amount or payment of such Accounts.  After the occurrence and during the continuance of an Event of Default and upon notice to the Debtors all amounts and Proceeds received by a Debtor with respect to the Accounts shall be received in trust for the benefit of Administrative Agent (on behalf of the Secured Parties), shall be segregated from other funds of such Debtor and shall be forthwith paid over to Administrative Agent in the same form as so received (with any necessary endorsement) to be applied pursuant to the terms of the Credit Agreement.  No Debtor shall adjust, settle or compromise the amount or payment of any of its Accounts, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than credits and discounts in the ordinary course of business and the adjustment, settlement or compromise of Accounts in the ordinary course of business).

4.3           Intellectual Property.

(a)           Borrower shall concurrently herewith deliver to Administrative Agent a Trademark Security Agreement and a Patent Security Agreement entered into in its favor and all other documents, instruments and other items as may be necessary for Administrative Agent to file such agreements with the U.S. Patent and Trademark Office.

(b)           Each Debtor shall, no less frequently than quarterly (but without duplication of any notice required by Section 4.13(a)), notify Administrative Agent in writing in the event such Debtor acquires or becomes entitled to any new or additional registered Intellectual Property and, after the request of Administrative Agent, shall amend (and hereby so authorizes Administrative Agent to amend) the schedules to the respective security agreements or enter into new or additional Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements (as applicable) to include any such new or additional Intellectual Property.

(c)           Each Debtor shall use commercially reasonable efforts to:  (i) prosecute any material Intellectual Property application at any time pending; (ii) make application for registration or issuance of all new or additional material Intellectual Property; (iii) preserve and maintain all material rights in the material Intellectual Property; and (iv) obtain any consents, waivers or agreements necessary to enable Administrative Agent to exercise its remedies with respect any and all material Intellectual Property.

(d)           Except in accordance with such Debtor’s reasonable business judgment, no Debtor shall abandon any (i) material right to file an Intellectual Property application, (ii) material pending Intellectual Property application, or (iii) material registered Intellectual Property.

(e)           Except as permitted by the Credit Agreement, no Debtor shall sell or assign its interest in, or grant any license under, any Intellectual Property, and each Debtor further agrees that it shall not take any action or permit any action to be taken by others subject to its control, including licensees, or fail to take any action which would affect the validity or enforcement of the rights granted to Administrative Agent under this Agreement.

(f)            Each Debtor agrees to maintain the quality of any and all products in connection with which any Trademarks, Copyrights and Patents are used, consistent with commercially reasonable business practices.  Upon the occurrence and during the continuance of an Event of Default, each Debtor agrees that Administrative Agent, or a conservator appointed by Administrative Agent, shall have the right to establish such additional product quality controls as Administrative Agent, or said conservator, in its reasonable judgment, may deem necessary to assure maintenance of the quality of products sold by such Debtor under any Trademarks, Copyrights and Patents.

(g)           Effective upon the occurrence and during the continuance of an Event of Default, each Debtor assigns, transfers and conveys to Administrative Agent all Intellectual Property owned or used by such Debtor to the extent necessary to enable Administrative Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral.  This right and assignment shall inure to the benefit of Administrative Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and assignment is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Debtor or any other Person by Administrative Agent or any other Secured Party or any other Person.

4.4           Landlord’s Access Agreements/Bailee Letters.  Each Debtor shall use its commercially reasonable efforts to obtain a bailee letter, landlord access agreement and/or landlord’s lien waiver, as applicable, each in form and substance reasonably satisfactory to Administrative Agent, from all bailees and landlords, as applicable, who from time to time have possession of Collateral in the ordinary course of such Debtor’s business and if requested by the Administrative Agent; provided, however, that a bailee’s letter shall not be required if the value of the Collateral held by such bailee at the relevant location is less than $2,000,000.

4.5           Chattel Paper and Instruments.

(a)           During the existence of an Event of Default, after the request of Administrative Agent, each Debtor shall (i) deliver to Administrative Agent all Tangible Chattel Paper in excess of $500,000, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to

Administrative Agent, (ii) deliver to Administrative Agent all security agreements securing any Chattel Paper, in each case in excess of $500,000, and (iii) mark conspicuously all Chattel Paper with a legend, in form and substance reasonably satisfactory to Administrative Agent, indicating that such Chattel Paper is subject to the Security Interests.  Each Debtor shall provide Administrative Agent with Control of all Electronic Chattel Paper by having Administrative Agent identified as the assignee of the Records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC.

(b)           Each Debtor shall (i) deliver to Administrative Agent (x) all intercompany notes and (y) all other Instruments in excess of $500,000, in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Administrative Agent, (ii) deliver to Administrative Agent all security agreements securing any Instruments, in each case in excess of $500,000, and (iii) mark conspicuously all Instruments with a legend, in form and substance reasonably satisfactory to Administrative Agent, indicating that such Instruments are subject to the Security Interests.

4.6           Letters of Credit.  Each Debtor shall deliver to Administrative Agent all letters of credit valued in excess of $500,000 under which any such Debtor is the beneficiary duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Administrative Agent.  Each Debtor also shall deliver to Administrative Agent all security agreements securing any such letters of credit.  Each Debtor shall take any and all actions as may be reasonably necessary, or that Administrative Agent may reasonably request, from time to time, to cause Administrative Agent to obtain exclusive Control of any Letter-of-Credit Right owned by such Debtor in a manner reasonably acceptable to Administrative Agent.

4.7           Equipment.  Following a request of Administrative Agent, each Debtor shall promptly deliver to Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all Equipment valued in excess of $500,000 and shall cause Administrative Agent to be named as lienholder on any such certificate of title or other evidence of ownership.

4.8           Investment Property.  Each Debtor shall take any and all reasonable actions as may be necessary, or that Administrative Agent may reasonably request from time to time, to (i) cause Administrative Agent to obtain exclusive Control of any Investment Property (other than any Excluded Account) owned by such Debtor in a manner reasonably acceptable to Administrative Agent and (ii) use commercially reasonable efforts to obtain from any issuers of Investment Property (other than any Excluded Account) and such other Persons, for the benefit of Administrative Agent, written confirmation of Administrative Agent’s Control over such Investment Property upon terms and conditions reasonably acceptable to Administrative Agent.

4.9           General Intangibles.  During the continuation of an Event of Default, each Debtor shall use commercially reasonable efforts to obtain any consents, waivers or agreements necessary to enable Administrative Agent to exercise remedies hereunder and under the other

Loan Documents with respect to any of such Debtor’s rights under any General Intangibles, including such Debtor’s rights as a licensee of software.

4.10                           Commercial Tort Claims.  Debtor shall promptly advise Administrative Agent upon becoming aware that it has an interest in a Commercial Tort Claim with a value in excess of $500,000.  With respect to any such Commercial Tort Claim in which a Debtor has any interest, such Debtor shall execute and deliver such documents as may be necessary, or that Administrative Agent may reasonably request, to create, perfect and protect Administrative Agent’s security interest in such Commercial Tort Claim.

4.11                           Bank Accounts; Collection of Accounts and Payments.  Upon request by Administrative Agent, each Debtor agrees to enter into a deposit account control agreement (“Deposit Account Control Agreement”), in a form reasonably acceptable to Administrative Agent, with each financial institution with which such Debtor maintains from time to time any Deposit Account (other than Excluded Accounts).  No Debtor shall establish any Deposit Account (other than Excluded Accounts) with any financial institution unless prior thereto Administrative Agent and such Debtor shall have entered into a Deposit Account Control Agreement with such financial institution, or unless Administrative Agent shall have waived such requirement.  Each Deposit Account Control Agreement shall provide, among other things, that the financial institution maintaining the Deposit Account will waive certain rights of setoff and will, from and after receipt by such financial institution of written notice from Administrative Agent that an Event of Default has occurred and is continuing, transfer all amounts held by such financial institution on behalf of the applicable Debtor, as Administrative Agent may direct.

4.12                           Collateral Generally.

(a)                                  Each Debtor hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of such Debtor (to the extent such signature is required under the laws of any applicable jurisdiction), which financing statements may describe the Collateral as “all assets” or “all personal property” or words of like import.

(b)                                 Each Debtor will furnish to Administrative Agent, from time to time upon reasonable request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral as Administrative Agent may reasonably request, all in reasonable detail.

(c)                                  Subject to the next sentence and the provisions of the Credit Agreement, each Debtor shall keep the Collateral (other than Collateral in the possession of Administrative Agent, cash on deposit in Excluded Accounts and investments in permitted Securities Accounts), at the locations maintained by such Debtor and set forth on Schedule 3.3.  Each Debtor shall, not less than ten (10) Business Days prior to any change in (a) the location of any Debtor’s chief executive office, or (b) the location of any material Collateral (except Collateral in the possession of customers in the ordinary course of such Debtor’s business), notify the Administrative Agent of such change and shall take or cause to be taken at such Debtor’s expense all such actions, including the delivery of such documents, as may be reasonably requested by the Administrative Agent to perfect or protect, or maintain the perfection and priority of, the Lien of the Administrative Agent in the Collateral affected by such change.

(d)                                 Beyond the safe custody thereof and accounting for amounts actually received hereunder, each Debtor agrees that Administrative Agent shall not have any duties concerning the custody and preservation of any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto absent gross negligence or willful misconduct.  Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.  Administrative Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Administrative Agent in good faith absent gross negligence or willful misconduct.

(e)                                  No Debtor shall do anything to impair the rights of Administrative Agent in the Collateral.  Each Debtor shall at all times maintain insurance with respect to the Collateral in compliance with the requirements of the Credit Agreement.  Each Debtor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of such Debtor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, stolen, damaged, or for any reason whatsoever unavailable to such Debtor.

(f)                                    Administrative Agent agrees that upon the Discharge of All Obligations, the Security Interests with respect to the Obligations shall terminate and all rights to the Collateral shall revert to the applicable Debtor.  Administrative Agent further agrees that upon the Discharge of All Obligations, Administrative Agent shall, at the expense of the Debtors, execute and deliver to the Debtors such documents as the Debtors shall reasonably request to evidence such termination and payment.

4.13                           Federal Compliance.

(a)                                  Each Debtor shall, no less frequently than quarterly, notify Administrative Agent in writing upon filing or recording with the U.S. Patent and Trademark Office or the U.S. Copyright Office with respect to any interest in Federal Registration Collateral.  Each Debtor shall take such steps as may be necessary, or that Administrative Agent may reasonably request, in order to perfect any Security Interests in material Federal Registration Collateral.

(b)                                 No Debtor shall produce any Inventory in violation of any provision of the Fair Labor Standards Act of 1938, or in violation of any other law except, in each case, for such violations that could not reasonably be expected to have a Material Adverse Effect.

4.14                           Each Debtor Remains Liable.  Anything herein to the contrary notwithstanding: (i) each Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein and shall perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Administrative Agent of any of the rights hereunder shall not release any Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; (iii) neither Administrative Agent nor any other Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder; and (iv) neither Administrative Agent nor any other Secured Party shall have any liability in contract or tort for any Debtor’s acts or omissions.

4.15                           Other Documents and Actions.  Each Debtor shall, from time to time, at its expense, promptly execute and deliver all further instruments, documents and notices and take all further action that may be reasonably necessary, or that Administrative Agent may reasonably request, in order to create, perfect and protect any Security Interests, or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder or under any other Loan Document with respect to any Collateral.  Without limiting the generality of the foregoing, each Debtor shall:  (i) at any reasonable time and with reasonable frequency, upon demand by Administrative Agent, allow Administrative Agent or Persons designated by Administrative Agent (a) to inspect the Collateral, (b) to examine and make copies of the records of such Debtor related thereto, and (c) to discuss the Collateral and the records of such Debtor with respect thereto with, and to be advised as to the same by, such Debtor’s officers and employees and, after the occurrence and during the continuance of an Event of Default, with any other Person which is or may be obligated with respect to any Collateral; and (ii) upon Administrative Agent’s request, appear in and defend any action or proceeding that may affect such Debtor’s title to or Administrative Agent’s security interest in a material portion of the Collateral.

SECTION 5.                            Remedial Provisions.

(a)                                  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent or its attorneys shall have the right without notice or demand or legal process (unless the same shall be required by applicable law), personally, or by an agent, (i) to enter upon, occupy and use any premises owned or leased by each and any Debtor or where the Collateral is located (or is believed to be located) until the Discharge of All Obligations without any obligation to pay rent to the applicable Debtor, to render the Collateral useable or saleable and to remove the Collateral or any part thereof to the premises of Administrative Agent for such time as Administrative Agent may desire in order to effectively collect or liquidate the Collateral and use in connection with such removal any and all services, supplies and other facilities of each and any Debtor; (ii) to take possession of each and any Debtor’s original books and records, to obtain access to each and any Debtor’s data processing equipment, computer hardware and Software relating to the Collateral and to use all of the foregoing and the information contained therein; and (iii) to notify postal authorities to change the address for delivery of each Debtor’s mail to an address designated by Administrative Agent and to receive, open and dispose of all mail addressed to such Debtor.  If any Debtor’s books and records are prepared or maintained by an accounting service, contractor or other third party agent, such Debtor hereby irrevocably authorizes (until the Discharge of All Obligations) such service, contractor or other agent, upon notice by Administrative Agent to such Person and such Debtor that an Event of Default has occurred and is continuing, to deliver to Administrative Agent or its designees such books and records.

(b)                                 If any Event of Default shall have occurred and be continuing, Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require any Debtor to, and such Debtor hereby agrees that it will, at its expense and upon request of Administrative Agent forthwith, assemble all or part of the Collateral as directed by Administrative Agent and make it available to Administrative Agent at any place or places designated by Administrative Agent which is reasonably convenient to Administrative Agent in which event such Debtor shall at its own expense (A) forthwith cause the same to be moved to the place or places so designated by Administrative Agent, (B) store and keep any Collateral so delivered to Administrative Agent at such place or places pending further action by Administrative Agent, and (C) while Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain the Collateral in good condition; (ii) withdraw all cash in any Deposit Account and apply such monies in payment of the Obligations; and (iii) without notice except as specified below, sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts, in one or more parcels at public or private sale, and without the necessity of gathering at the place of sale of the property to be sold, at any of Administrative Agent’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Administrative Agent may deem commercially reasonable.

(c)                                  Each Debtor agrees that, to the extent notice of sale shall be required by law, a reasonable authenticated notification of disposition shall be a notification given at least ten (10) days prior to any such sale and such notice shall (i) describe Administrative Agent and such Debtor, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of intended disposition, (iv) state that such Debtor is entitled to an accounting of the Obligations, and state the charge, if any, for an accounting, and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  At any sale of the Collateral, if permitted by law, Administrative Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of Administrative Agent (on behalf of the Secured Parties).  Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Administrative Agent may disclaim any warranties that might arise in connection with the sale, lease, license or other disposition of the Collateral and have no obligation to provide any warranties at such time.  Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the extent permitted by law, each Debtor hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter enacted.

(d)                                 If an Event of Default has occurred and is continuing, each Debtor hereby irrevocably authorizes and empowers Administrative Agent, without limiting any other authorizations or empowerments contained in any of the other Loan Documents, to assert, either directly or on behalf of such Debtor, any claims such Debtor may have, from time to time, against any other party to any of the agreements to which such Debtor is a party or to otherwise exercise any right or remedy of such Debtor under any such agreements (including, without limitation, the right to enforce directly against any party to any such agreement all of such

Debtor’s rights thereunder, to make all demands and give all notices and to make all requests required or permitted to be made by such Debtor thereunder).

(e)                                  Any and all proceeds received on account of or in connection with any of the Collateral shall be applied in the manner provided in Section 8.03 of the Credit Agreement or, if Section 8.03 is not applicable, as otherwise provided by in the Loan Documents.  Any excess balance remaining shall be delivered to the applicable Debtor, and each Debtor shall remain liable for any deficiency remaining unpaid after the foregoing application.

(f)                                    Each Debtor acknowledges and agrees that a breach of any of the covenants contained in Sections 4, 5 and 6 hereof will cause irreparable injury to Administrative Agent and that Administrative Agent has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Administrative Agent to seek and obtain specific performance of other obligations of such Debtor contained in this Agreement, that the covenants of such Debtor contained in the Sections referred to in this Section shall be specifically enforceable against such Debtor.

(g)                                 No failure or delay on the part of Administrative Agent or any other Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 6.                            Attorney-in-Fact.

Each Debtor hereby irrevocably appoints, effective upon the occurrence and during the continuation of an Event of Default, Administrative Agent, its nominee, and any other Person whom Administrative Agent may designate, as such Debtor’s attorney-in-fact, with full power during the existence of any Event of Default to sign such Debtor’s name on verifications of Accounts and other Collateral; to send requests for verification of Collateral to such Debtor’s customers, Account Debtors and other obligors; to endorse such Debtor’s name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into Administrative Agent’s possession or on any assignments, stock powers, or other instruments of transfer relating to the Collateral or any part thereof; to sign such Debtor’s name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against such Debtor’s customers and Account Debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of such Debtor’s mail to an address designated by Administrative Agent; to receive, open and dispose of all mail addressed to such Debtor; and to do all things necessary to carry out the terms and provisions of this Agreement.  Each Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither Administrative Agent nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than, and to the extent of, such Person’s gross negligence, bad faith or willful misconduct.  The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Discharge of All Obligations.

SECTION 7.                            Expenses.

Without limiting any Debtor’s obligations under the Credit Agreement or the other Loan Documents, each Debtor hereby agrees to promptly pay to Administrative Agent all reasonable invoiced out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) of Administrative Agent incurred in connection with (i) protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, (ii) creating, perfecting, maintaining and enforcing Administrative Agent’s Liens and (iii) collecting, enforcing, retaking, holding, preparing for disposition, processing and disposing of the Collateral.

If any Debtor fails to promptly pay any portion of the above costs, fees and expenses when due or to perform any other obligation of such Debtor under this Agreement, either Administrative Agent or any other Secured Party may, at its option, but shall not be required to, pay or perform the same and charge such Debtor’s account for all such fees, costs and expenses incurred therefor, and such Debtor agrees to reimburse Administrative Agent or such Secured Party therefor on demand.  All sums so paid or incurred by Administrative Agent or any other Secured Party for any of the foregoing, any and all other sums for which any Debtor may become liable hereunder and all invoiced out-of-pocket fees, costs and expenses (including attorneys’ fees, legal expenses and court costs) incurred by Administrative Agent or any other Secured Party in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement shall be payable on demand, shall constitute Obligations and shall be secured by the Collateral.

SECTION 8.                            Notices.

All notices, approvals, requests, demands and other communications hereunder shall be given in accordance with Section 10.02 of the Credit Agreement, and in the case of any such notices, approvals, requests, demands and other communications to any Debtor other than Borrower, sent in care of Borrower in accordance with Section 10.02 of the Credit Agreement.

SECTION 9.                            Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted respective successors and assigns except that no Debtor may assign its rights or obligations hereunder without the written consent of Administrative Agent.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner impair the Liens granted to Administrative Agent hereunder.

SECTION 10.                          Changes in Writing.

No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by the Debtors and Administrative Agent.

SECTION 11.                          Counterparts; Integration.

This Agreement may be signed in any number of counterparts (each of which may be transmitted via facsimile), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 12.                          Headings.

Headings and captions used in this Agreement are included for convenience of reference and shall not be given any substantive effect.

SECTION 13.                          Joint and Several.

The obligations, covenants and agreements of Debtors hereunder shall be the joint and several obligations, covenants and agreements of each Debtor, whether or not specifically stated herein.

SECTION 14.                          General Terms and Conditions.

In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of general terms and conditions contained in Section 10 of the Credit Agreement, mutatis mutandis.  With respect to the Pledged Collateral (as such term is defined in that certain Pledge Agreement dated as of the date hereof by and between Borrower and Administrative Agent (the “Pledge Agreement”)), in the event of any conflict between this Agreement and the Pledge Agreement, the provisions of the Pledge Agreement shall govern.

SECTION 15.                          Administrative Agent.

Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Administrative Agent” shall be a reference to the Administrative Agent for the Secured Parties, and each action taken or right exercised hereunder shall be deemed to have been so taken or exercised by the Administrative Agent for the benefit of and on behalf of the Secured Parties.

SECTION 16.                          Related Swap Contracts.

All obligations of any Debtor under Related Swap Contracts to which any Lender or its Affiliates are a party shall be deemed to be liabilities of such Debtor (“Liabilities”), and each Lender or Affiliate of a Lender party to any such Related Swap Contract shall be deemed to be a Secured Party hereunder with respect to such Liabilities; provided, however, that such obligations shall cease to be Liabilities at such time, prior to the Discharge of All Obligations, as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement.

No Person who obtains the benefit of this Agreement by virtue of the provisions of this Section shall have, prior to the Discharge of All Obligations, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Obligations (including the release or modification of any Obligations or security therefor) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents.  Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Agreement by virtue of the provisions of this Section shall be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article IX of the Credit Agreement.

[Signature Page Follows]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

DEBTORS:

REALD INC.

By:	/s/ Michael V. Lewis
Name:	Michael V. Lewis
Title:	Chairman and CEO

STEREOGRAPHICS CORPORATION

By:	/s/ Michael V. Lewis
Name:	Michael V. Lewis
Title:	CEO and President

COLORLINK INC.

By:	/s/ Michael V. Lewis
Name:	Michael V. Lewis
Title:	CEO and President

ADMINISTRATIVE AGENT:

CITY NATIONAL BANK

By:	/s/ Garen Papazyan
Name:	Garen Papazyan
Title:	Senior Vice President

SCHEDULE 3.1

ACTIONS TO PERFECT

Filing of UCC financing statements with the Secretary of State of each Debtor’s jurisdiction of organization.

Filing of any necessary registrations, recordations or notices, as applicable, in respect of any Federal Registration Collateral and Intellectual Property registered outside of the United States.

SCHEDULE 3.3

COLLATERAL LOCATIONS, CHIEF EXECUTIVE OFFICE

(a) Collateral Locations (with Collateral in aggregate value in excess of $2,000,000)

Address	Owned, Leased or Operated by Third Party
5195 Southbridge Parkway, Suite 120, College Park, Atlanta, GA 30349	Operated by Third Party
101 Frontier Way, Bensenville, IL 60106	Operated by Third Party
Mallory — DC Logistics, Inc., 1709 Interstate 45 South, Hutchins, TX 75141	Operated by Third Party
6 Greek Lane, Edison, NJ 08817	Operated by Third Party
1560 Jessie Street, Jacksonville, FL 32209	Operated by Third Party
28355 Witherspoon Parkway, Valencia, CA 91355	Operated by Third Party
4193 Industrial Parkway Drive, Warehouse C, Lebec, CA 93243	Operated by Third Party
5335 Sterling Drive, Boulder, CO 80301	Leased
3122 Sterling Drive, Boulder, CO 80301	Leased
Acme Distribution Services, 18101 Colfax Avenue, Aurora, CO 80011	Operated by Third Party
Park (North), Yantian District, Shenzhen, China 518081	Operated by Third Party

(b) Collateral Locations (with Collateral in aggregate value in excess of $2,000,000) which serve as any Debtor’s chief executive office

5335 Sterling Drive, Boulder, CO 80301

SCHEDULE 3.5

FEDERAL REGISTRATION COLLATERAL

See attached.

Schedule 3.5

to Security Agreement

Trademark Applications & Registered Trademarks

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Pending Patent Applications

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3.9

CHATTEL PAPER, LETTER-OF-CREDIT RIGHTS, COMMERCIAL TORT CLAIMS, DOCUMENTS, TITLED EQUIPMENT

Chattel Paper

NONE

Letter-of-Credit Rights

NONE

Commercial Tort Claims

NONE

Documents

NONE

Titled Equipment

NONE

SCHEDULE 3.10

DEPOSIT AND SECURITIES ACCOUNTS

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*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.